Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Daktronics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (no par value per share)	Other(2)	1,500,000	$1.98	$2,970,000	$110.20 per $1 million	$327.29
Total Offering Amounts					$2,970,000	--	$327.29
Total Fee Offsets(3)							--
Net Fee Due							$327.29

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers such additional and indeterminate number of shares of common stock, no par value (“Common Stock”), of Daktronics, Inc. (the “Registrant”) that become issuable under the Daktronics, Inc. 2022 Employee Stock Purchase Plan by reason of any stock dividends, stock splits, recapitalization or similar transactions effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock. In addition, each share of Common Stock includes one preferred stock purchase right.

(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Capital Market under the symbol “DAKT” on December 9, 2022 which was $1.98 per share.

(3)	The Registrant does not have any fee offsets.

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